Exhibit 99.1

Media Contact: Emily Denney Global Communications, West Pharmaceutical Services + 1-610-594-3035 Emily.Denney@westpharma.com

West Appoints George L. Miller Senior Vice President, General Counsel and Corporate Secretary

Exton, PA - November 19, 2015 - West Pharmaceutical Services, Inc. (NYSE: WST), a global leader in innovative solutions for injectable drug administration, today announced it has appointed George L. Miller to serve as Senior Vice President, General Counsel and Corporate Secretary, effective November 19, 2015. Mr. Miller will serve on the senior leadership team and will oversee the Company’s global legal function and corporate governance.

Most recently, Mr. Miller served as Sr. Vice President, General Counsel and Secretary for Sigma-Aldrich Corporation. Mr. Miller brings with him more than 30 years of corporate legal experience with large, multinational, publicly-traded companies in the pharmaceutical, life sciences and transportation industries. Prior to working at Sigma-Aldrich, Mr. Miller worked at Novartis, where he held posts in New York, Basel, Switzerland, and Tokyo, Japan, as well as Federal Express Corporation in Tokyo, Japan.

Eric M. Green, West’s Chief Executive Officer, said, “We are pleased to announce the appointment of George Miller, who brings extensive legal expertise, corporate governance leadership, industry knowledge and global experience to this role, all of which will be critical to West to achieve our strategic goals."

“I am honored to join West and be a part of such a dynamic and growing life science company,” said Mr. Miller. “West has a long, proud history, and a reputation for being an essential supplier for the pharmaceutical industry. I look forward to contributing to the company’s continued success.”

Mr. Miller earned his Juris Doctorate from Georgetown University Law Center in Washington, D.C., his Masters of Business Administration from the Thunderbird School of Global Management, in Glendale, Arizona, and his Bachelor of Arts from the University of St. Thomas in St. Paul, Minnesota. He also holds an Advanced Management Program certificate from INSEAD (European Institute for Business Administration), and has served in leadership positions in numerous professional and civic organizations.

About West
West Pharmaceutical Services, Inc. is a leading manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Working by the side of its customers from concept to patient, West creates products that promote the efficiency, reliability and safety of the world’s pharmaceutical drug supply. West is headquartered in Exton, Pennsylvania, and supports its customers from locations in North and South America, Europe, Asia and Australia. West’s 2014 sales of $1.42 billion reflect the daily use of approximately 110 million of its components and devices, which are designed to improve the delivery of healthcare to patients around the world.

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